                                                                      Exhibit 11

                   WHITE RIVER CORPORATION AND SUBSIDIARIES

                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


----------------------------------------------------------------------------------------------
                                                                      Year Ended Dec. 31,
In thousands,                                                    -----------------------------
  except per share amounts                                          1996      1995     1994
----------------------------------------------------------------------------------------------
Primary income per common share
Primary income per common share numerator:
 Income before extraordinary item                                  $5,150   $15,995   $27,070
 Dividends and accretion on redeemable preferred stock               (727)     (585)    (530)
                                                                   ------   -------   -------
 Income before extraordinary item applicable to common stock        4,423    15,410    26,540
 Extraordinary loss on early retirement of debt, net of tax          (678)       --        --
                                                                   ------   -------   -------
 Net income applicable to common stock                             $3,745   $15,410   $26,540
                                                                   ======   =======   =======
Primary income per common share denominator:
 Average common shares outstanding                                  4,881     5,237     5,940
 Dilution for incentive and directors' compensation awards             --        --        --
                                                                   ------   -------   -------
 Shares for primary income per common share computation             4,881     5,237     5,940
                                                                   ------   -------   -------
Primary income per common share:
 Income before extraordinary item applicable to common stock       $ 0.91   $  2.94   $  4.47
 Net income applicable to common stock                             $ 0.77   $  2.94   $  4.47
==============================================================================================

Fully-diluted income per common share
Fully-diluted income per common share numerator:
 Income before extraordinary item                                  $5,150   $15,995   $27,070
 Dividends and accretion on redeemable preferred stock               (727)     (585)    (530)
                                                                   ------   -------   -------
 Income before extraordinary item applicable to common stock        4,423    15,410    26,540
 Extraordinary loss on early retirement of debt, net of tax          (678)       --        --
                                                                   ------   -------   -------
 Net income applicable to common stock                             $3,745   $15,410   $26,540
                                                                   ======   =======   =======
Fully-diluted income per common share denominator:
 Average common shares outstanding                                  4,881     5,237     5,940
 Dilution for incentive and directors' compensation awards            299       191       114
                                                                   ------   -------   -------
 Shares for fully-diluted income per common share computation       5,180     5,428     6,054
                                                                   ------   -------   -------
Fully-diluted income per common share:
 Income before extraordinary item, applicable to common stock      $ 0.85   $  2.84   $  4.38
 Net income applicable to common stock                             $ 0.72   $  2.84   $  4.38
==============================================================================================